Exhibit 10.14
AMENDED AND RESTATED
CONSULTING AGREEMENT
          THIS AMENDED AND RESTATED CONSULTING AGREEMENT (the “Agreement”), dated this 20th day of December 2008, is entered into by and between HEALTH CARE REIT, INC., a Delaware corporation (the “Corporation”), and FREDERICK L. FARRAR (the “Consultant”).
          WHEREAS, the Corporation and the Consultant entered into a Consulting Agreement, effective as of December 20, 2006 (the “Original Consulting Agreement”);
          WHEREAS, the Compensation Committee of the Corporation’s Board of Directors has approved certain modifications to the terms of such Consulting Agreement, including, without limitation, for purposes of compliance with the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”), and the rules and regulations promulgated thereunder;
          WHEREAS, the Corporation wishes to assure itself of the services of the Consultant for the period provided in this Agreement and the Consultant is willing to provide services to the Corporation for such period upon the terms and conditions set forth in this Agreement.
          NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, agree as follows:
     1. CONSULTING SERVICES.
          The Corporation shall retain the Consultant as an Executive Vice President of the Corporation and President of the Medical Properties Division (the “Division”) of the Corporation, and the Consultant agrees to perform such services as the parties mutually agree that are customarily performed by such officer in a publicly traded corporation, upon the terms and conditions herein contained. In such capacity, the Consultant shall report to the Chairman and Chief Executive Officer of the Corporation and to the President of the Corporation.
          Throughout the Term of this Agreement, the Consultant shall devote his best efforts to the business and affairs of the Corporation and shall devote such time to the performance of the duties described herein as the parties mutually agree. The Corporation acknowledges that the Consultant has an ownership interest in, and management responsibilities with, Klipsch Group Inc., and may have other positions, duties and responsibilities involving the Klipsch Group, Inc. that are permissible in all respects hereunder.
     2. TERM OF AGREEMENT.
          The term of this Agreement (“Term”) shall begin on December 20, 2008 and expire on December 19, 2009.

          Notwithstanding the foregoing, the Corporation or the Consultant shall be entitled to terminate this Agreement before the Term expires, as described in Section 5, subject to a continuing obligation to make any payments required under Section 5 below.
     3. COMPENSATION.
          (a) Base Fee. The Consultant shall receive a base consulting fee (“Base Fee”) during the Term of $200,000, payable in equal semi-monthly installments in a manner consistent with the Corporation’s customary practice for payroll payments.
          (b) Performance Bonus. The Consultant shall also be eligible to receive an annual bonus (“Performance Bonus”) from the Corporation during the Term. The amount of the Performance Bonus shall be determined by the Compensation Committee of the Corporation’s Board, using such performance measures as the Compensation Committee deems to be appropriate; provided, however, that the target amount of such Performance Bonus for 2009 shall be between $50,000 and $150,000. Such bonus, if any, shall be paid to the Consultant no later than sixty (60) days after the end of the year.
          (c) Long-Term Incentives. Any stock options and restricted stock granted to the Consultant under the Corporation’s 2005 Long-Term Incentive Plan (the “Plan”) shall become fully vested and, in the case of stock options, exercisable in full on December 20, 2008. Any stock options and restricted stock to be granted to the Consultant in January 2009 under the Plan shall become fully vested and, in the case of stock options, exercisable in full, on the date of grant. Additionally, in the case of all stock options granted to the Consultant under the Plan, the exercise period shall terminate 90 days after the date the Consultant’s services under this Agreement cease (for whatever reason).
     4. BUSINESS EXPENSES.
          The Corporation shall reimburse the Consultant for all reasonable expenses he incurs in promoting the Corporation’s business, including expenses for travel (including first class air travel) and similar items, upon presentation by the Consultant from time to time of an itemized account of such expenditures.
     5. PAYMENTS UPON TERMINATION.
          (a) Termination. If the Consultant’s services are terminated by the Corporation or the Consultant terminates providing services to the Corporation before the end of the Term, for any reason other than death or disability, the Consultant shall be entitled to receive his Base Fee accrued through the date of termination, plus any Performance Bonuses earned but unpaid with respect to fiscal years or other periods (including partial fiscal years) preceding the termination date. Such payments shall be made to the Consultant within sixty (60) days following the date of termination.
          The Corporation shall also be obligated to make a series of monthly severance payments to the Consultant for each month during the remainder of the Term. Each monthly payment shall be equal to the Consultant’s monthly Base Fee during the balance of the Term and shall be paid to the Consultant at such time as the monthly Base Fee would otherwise be payable (beginning with the month following the month in which the termination occurs).
          In addition, the Corporation shall make the eight consecutive quarterly payments to the Consultant described in Section 7, with the first such payment commencing on the date of termination.
          As used herein, “Cause” means (i) action by the Consultant involving willful disloyalty to the Corporation, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Sections 6 and 7 below; or (ii) the Consultant being convicted of a felony; or (iii) the Consultant being convicted of any lesser crime or offense committed in connection with the performance of his duties hereunder or involving moral turpitude; or (iv) the intentional and willful failure by the Consultant to substantially perform his duties hereunder as directed by the Corporation’s Chairman, Vice Chairman, Chief Executive Officer or President (other than any such failure resulting from the Consultant’s incapacity due to physical or mental disability); or (v) the Consultant’s failure to obtain minimum performance goals to be determined by the Compensation Committee of the Corporation’s Board, in its discretion. Notwithstanding the foregoing, willful disloyalty shall not be deemed to include the refusal of the Consultant to engage in any unlawful or unethical conduct or conduct in violation of the Corporation’s policies.
          (b) Disability. The Corporation shall be entitled to terminate Consultant’s services if the Board determines that the Consultant has been unable to attend to his duties for at least 90 days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents the Consultant from resuming full performance of his duties and is likely to continue for an indefinite period. Upon such termination, the Consultant shall be entitled to receive his Base Fee accrued through the date of termination, plus any Performance Bonuses earned but unpaid with respect to fiscal years or other periods (including partial fiscal years) preceding the termination date. Such payments shall be made to the Consultant within sixty (60) days following the date of termination. In addition, the Corporation shall make a series of monthly disability payments to the Consultant, each equal to his monthly Base Fee, during the balance of the Term (provided that in no event will the Consultant fail to receive, in each month during the Term, an amount equal to the monthly Base Fee). Payment of such disability benefit shall commence with the month following the month in which the termination occurs and shall continue each month for the remainder of the Term, but shall terminate at an earlier date if the Consultant returns to active service as a consultant to the Corporation. Any amounts payable under this Section 5(b) shall be reduced by any amounts paid to the Consultant under any long-term disability plan or other disability program or disability insurance policies maintained or provided by the Corporation.
          (c) Death. If the Consultant dies during the Term, the Corporation shall pay to the Consultant’s estate a lump sum payment equal to the sum of the Consultant’s Base Fee accrued through the date of death, plus any Performance Bonus earned but unpaid with respect to fiscal years or other periods (including partial fiscal years) preceding the date of death. In addition, the Corporation shall pay to the Consultant’s surviving spouse (or such other beneficiary as the Consultant may designate in writing) a lump sum payment equal to the present value of (i) the monthly Base Fee that would have been paid during the remainder of the Term plus (ii) the sum of the payments described in the third paragraph of Section 7 if the Consultant’s services terminate for a reason other than death. Such present value shall be calculated using a discount rate equal to the interest rate on 90-day Treasury bills, as reported in The Wall Street Journal (or similar publication) for the date of death. Both the lump sum payment to the Consultant’s estate and the lump sum payment to the Consultant’s surviving spouse (or other designated beneficiary) shall be paid within sixty (60) days following the date of the Consultant’s death. In addition, stock options, restricted stock or other awards held by the Consultant under the Corporation’s stock plans shall become fully vested, and, in the case of stock options, exercisable in full, in accordance with the terms of the applicable plan or plans.
          (d) Section 409A. This Section 5(d) applies if any benefit or payment under this Agreement is subject to Section 409A of the Code. In the event the terms of this Agreement would subject the Consultant to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Corporation and the Consultant shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to Consultant’s “termination,” “termination of services,” or similar phrases, such term shall be deemed to refer to the Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder) with the Corporation and all entities treated as a single employer with the Corporation under Sections 414(b) and (c) of the Code but substituting a 50% ownership level for the 80% ownership level set forth therein). Notwithstanding any other provision in this Agreement, if the Consultant is a “Specified Employee” (as defined Treasury Regulation Section 1.409A-1(i) on December 31st of the prior calendar year), as of the date of the Consultant’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Consultant’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Consultant’s separation from service, such payment shall be delayed and paid to the Consultant, together with interest at an annual rate equal to the interest rate specified by KeyBank for a six-month certificate of deposit, on the first day of the first calendar month beginning at least six months following the date of termination, or, if earlier, within ninety (90) days following the Consultant’s death to the Consultant’s surviving spouse (or such other beneficiary as the Consultant may designate in writing). Any reimbursement or advancement payable to the Consultant pursuant to this Agreement shall be conditioned on the submission by the Consultant of all expense reports reasonably required by the Corporation under any applicable expense reimbursement policy, and shall be paid to the Consultant within thirty (30) days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Consultant incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

     6. PROTECTION OF CONFIDENTIAL INFORMATION.
          The Consultant shall keep all confidential and proprietary information of the Corporation or relating to its business confidential, and he will not (except with the Corporation’s prior written consent), while providing services to the Corporation or thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only to those with a “need to know.” The Consultant shall not make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Corporation) under any circumstances during or after the Term. The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Corporation or is otherwise in the public domain at the time of disclosure.
          The Consultant recognizes that because his services to the Corporation may bring him into contact with confidential and proprietary information of the Corporation, the restrictions of this Section 6 are required for the reasonable protection of the Corporation and its investments and for the Corporation’s reliance on and confidence in the Consultant.
     7. COVENANT NOT TO COMPETE.
          The Corporation and the Consultant acknowledge and agree that as a former executive officer of Windrose Medical Properties Trust (the “Trust”) and a current executive officer of the Corporation, the Consultant has knowledge and experience in the business of the Trust and the Corporation and that the limitations on the Consultant’s activities and the payments described in this Section 7 are reasonable and appropriate. The Consultant shall not, either during the Term or during the period of two years from the time the Consultant’s services under this Agreement cease (for whatever reason), engage in any business activities on behalf of any enterprise which competes with the Corporation in the business of the passive ownership of senior housing or health care facilities, or passive investing in or lending to senior housing or health care-related enterprises, including, without limitation, medical office buildings, hospitals of any kind, independent living facilities, assisted living facilities, skilled nursing facilities, inpatient rehabilitation facilities, ambulatory surgery centers, active adult projects or any similar types of facilities or projects. The Consultant will be deemed to be engaged in such competitive business activities if he participates in such a business enterprise as an employee, officer, director, trustee, consultant, agent, partner, proprietor or other participant; provided that the ownership of no more than 2% of the stock of a publicly traded entity engaged in a competitive business shall not be deemed to be engaging in competitive business activities.
          The Consultant shall not, for a period of two years from the time his services under this Agreement cease (for whatever reason), solicit any employee or full-time consultant of the Corporation for the purposes of hiring or retaining such employee or consultant other than Daniel R. Loftus, in his capacity as an attorney. Notwithstanding the foregoing, the Consultant may solicit, hire or retain either Daniel R. Loftus or Paula Conroy at any time after they cease to be employed by the Corporation.
          In consideration for compliance with this covenant, the Consultant will receive a payment of $37,500 each quarter with the first quarterly payment commencing on the date the

Consultant’s services are terminated under this Agreement for any reason, including expiration of the Term or disability (but not death) and continuing for seven consecutive quarters thereafter, for a total of eight consecutive quarterly payments. The quarterly payments (other than the first quarterly payment) shall be made to the Consultant within sixty (60) days following the end of each quarter. Any agreement by the Corporation to make similar payments under the Original Consulting Agreement is null and void.
     8. INJUNCTIVE RELIEF.
          The Consultant acknowledges and agrees that it would be difficult to fully compensate the Corporation for damages resulting from the breach or threatened breach of the covenants set forth in Sections 6 and 7 of this Agreement. Accordingly, the Corporation shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Northern District of Ohio or in any court in the State of Ohio having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Corporation’s right to claim and recover damages.
          It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Consultant, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.
     9. NOTICES.
          All notices or communications hereunder shall be in writing and sent by certified or registered mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):
     If to the Corporation:
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, Ohio 43604
Attention: Chief Executive Officer
     If to the Consultant:
Frederick L. Farrar
3502 Woodview Trace, Suite 210
Indianapolis, Indiana 46268
The actual date of receipt, as shown by the receipt therefor, shall determine the time at which notice was given.

     10. SEPARABILITY.
          If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.
     11. ASSIGNMENT.
          This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Consultant and the assigns and successors of the Corporation, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Consultant. The Corporation may assign this Agreement with prior written notice to the Consultant, but such assignment shall not release the Corporation from any liability hereunder.
     12. ENTIRE AGREEMENT.
          This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Corporation and the Consultant. This Agreement may be amended at any time by mutual written agreement of the parties hereto.
     13. GOVERNING LAW.
          This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Ohio, other than the conflict of laws provisions of such laws.
     14. SURVIVAL.
          Sections 5, 6, 7, 8, 10, 12, 13 and 15 shall survive any expiration or termination of this Agreement.
     15. EXCISE TAX INDEMNIFICATION.
          The Consultant shall be entitled to a payment or payments under this Section 15 if any payment or benefit provided under this Agreement or any other plan, agreement or arrangement with the Corporation, the Trust, Windrose Medical Properties L.P. (the “LP”) or any of their affiliates constitutes an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code, but without regard to Section 280G(b)(2)(A)(ii) of the Code) and the Consultant incurs a liability under Section 4999 of the Code. The amount payable to the Consultant under this Section 15 shall be the amount required to indemnify the Consultant and hold him harmless from the application of Sections 280G and 4999 of the Code, together with any interest or penalties related thereto, with respect to benefits, payments, accelerated exercisability and vesting and other rights under this Agreement or otherwise, and any income, employment, hospitalization, excise and other taxes and penalties attributable to the indemnification payment. The benefit payable under this Section 15 shall be calculated and paid not later than the date (or extended filing date) on which the tax return reflecting liability for the excise tax under Section 4999 of the Code is required to be filed with the Internal Revenue

Service. To the extent that any other plan, agreement or arrangement requires that the Consultant be indemnified and held harmless from the application of Sections 280G and 4999 of the Code, any such indemnification and the amount required to be paid to the Executive under this Section 15 shall be coordinated so that such indemnification is paid only once and the obligations of the Corporation, the Trust, the LP or any of their affiliates shall be satisfied to the extent of any such other payment (and vice versa).
          The Consultant and the Corporation agree that the application of Sections 280G and 4999 of the Code may not be clear in all cases. The Consultant agrees that the Corporation may take the position that all or part of a payment or payments are not “excess parachute payments” (as defined above) and do not result in liability under Section 4999 of the Code. The Consultant agrees that his individual tax returns will be prepared in a manner that is consistent with the Corporation’s position on such matters if the Consultant’s professional tax preparer concludes, in his or her professional opinion, that the Corporation’s position is reasonable based on published rulings, regulations and other authority. If the Consultant’s individual income tax return is prepared in accordance with the preceding sentence, i.e., in a manner consistent with the Corporation’s position, then (in addition to any benefit payable under the preceding paragraph) the Corporation shall indemnify the Consultant, and hold him harmless, from any liability for tax, penalty, interest or otherwise arising from the position stated on the Consultant’s individual income tax return related to the application of Section 280G or 4999 of the Code to payments from the Corporation, the Trust, the LP or any of their affiliates. Indemnification payments required pursuant to the preceding sentence shall be paid by the Corporation (i) by the end of the year following the year in which the taxes are remitted to the taxing authority, or (ii) in cases where no tax is remitted, by the end of the year following the year in which the tax audit is completed or there is a final and nonappealable settlement or other resolution of the tax litigation. If the Consultant’s professional tax preparer does not agree that the Corporation’s position is reasonable based on published rulings, regulations and other authority, then the Consultant’s individual tax return will reflect any liability under Section 4999 of the Code that such professional tax preparer determines is appropriate and the Corporation shall indemnify the Consultant and hold him harmless in accordance with the preceding paragraph.
     16. INDEMNIFICATION.
          From and after December 20, 2006, the Corporation hereby agrees to indemnify, defend and hold harmless the Consultant from and against any claim, loss, damage, liability or expense to which the Consultant shall become subject, under any agreement, common law or otherwise, arising out of or based upon any guaranty executed by the Consultant in favor of Wells Fargo, as Trustee, in connection with the Mount Vernon, Georgia facility.

          IN WITNESS WHEREOF, this Agreement is executed by the Corporation and the Consultant as of the date set forth above.

Attest:	HEALTH CARE REIT, INC.

/s/ Erin C. Ibele	By:	/s/ Jeffrey H. Miller

Erin C. Ibele, Senior Vice President- Administration and Corporate Secretary		Jeffrey H. Miller, Executive Vice President and General Counsel

Witness:	CONSULTANT:

/s/ Fred S. Klipsch	By:	/s/ Frederick L. Farrar

Frederick L. Farrar